Exhibit 3.2
                                   -----------

                                SECOND AMENDMENT

                               TO SECOND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF
                          GROEN BROTHERS AVIATION, INC.


         Pursuant to authority expressly granted to and vested in the Board of Directors of Groen Brothers Aviation, Inc. (the "Corporation") by the Amended and Restated Articles of Incorporation of the Corporation and pursuant to the Utah Revised Business Corporation Act (the "Act"), the Corporation hereby adopts the following Second Amendment to its Second Restated Articles of Incorporation:

         A. The name of this corporation is Groen Brothers Aviation, Inc.

         B The Second Restated Articles of Incorporation of this Corporation filed with the Utah Division of Corporations and Commercial Code (the "Division") on June 7, 2002, as amended by the Amendment to Second Restated Articles of Incorporation of this Corporation filed with the Division on October 21, 2003 (the "Second Restated Articles of Incorporation") are hereby further amended to: (i) define the "maturity date" of the Series B Preferred Stock as the first to occur of (A) October 31, 2005, (B) the occurrence of a "liquidation event" or (C) the date that is six (6) months following the receipt by the Corporation and/or affiliate(s) thereof of proceeds from one or more financing transactions in excess of $50,000,000, (ii) require pro rata redemptions of the Corporation's Series B Preferred Stock with the proceeds of certain financing transactions that exceed $20,000,000 in the aggregate and (iii) require all redemptions of Series B Preferred Stock to be made wholly in cash.

         C. This Amendment to the Second Restated Articles of Incorporation of the Corporation (this "Amendment") was adopted by (i) unanimous written consent of the Corporation's Board of Directors on November 18, 2003 and (ii) the holders of in excess of eighty percent (80%) of the issued and outstanding shares of the Corporation's Series B Preferred Stock pursuant to a written consent dated November 18, 2003. The vote cast by the holders of the Corporation's Series B Preferred Stock was sufficient to authorize this Amendment. Approval of the Common Shareholders was not required to authorize this amendment to the Second Restated Articles of Incorporation. In order to effectuate the foregoing, the Second Restated Articles of Incorporation are hereby further amended as follows:

         1. By deleting Section B(e)(1) of Article III and replacing such section with the following text:


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                     (1) On the first to occur of (i) October 31,  2005,  (ii) a
Liquidation Event, or (iii) the date that is six (6) months following the date on which the Corporation or any one or more of its Affiliate(s) receives aggregate cash proceeds from one or more Financing Transactions (as defined below) in excess of fifty million dollars ($50,000,000) (the "Maturity Date"), the Corporation shall be obligated to redeem all issued and outstanding shares of Series B Preferred Stock from the holders thereof. For each share of Series B Preferred Stock, the Corporation shall be obligated to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share of Series B Preferred Stock) an amount in cash equal to the Stated Value of such share (plus all accrued and unpaid dividends thereon) (the "Redemption Price"). The Redemption Price must be paid, in cash, within three (3) business days following the Maturity Date. In addition, if the Corporation or an Affiliate engages in one or more Financing Transactions at any time after the effective date hereof in which the proceeds paid to the Corporation or any Affiliate(s) (taken together with the proceeds of any prior Financing Transaction that occurs after the effective date hereof) exceed twenty million dollars ($20,000,000) in the aggregate (such cumulative amount, the "Aggregate Proceeds"), then the Corporation will be required to redeem, on the date that is six (6) months following the closing date of such relevant Financing Transaction, a percentage of the then outstanding shares of Series B Preferred Stock (the "Base Number of Outstanding Shares") equal to the quotient determined by dividing the Aggregate Proceeds by $50,000,000. On the date that is six (6) months following each subsequent occasion on which the Corporation or any Affiliate(s) receives proceeds from a Financing Transaction (but in no event later than the Maturity Date), the Corporation shall be required to redeem a number of additional shares of Series B Preferred Stock equal to a percentage of the Base Number of Outstanding Shares, where such percentage shall equal the quotient determined by dividing the amount of such additional proceeds by $50,000,000. For example, (A) if the Aggregate Proceeds are $21,000,000 and the Base Number of Outstanding Shares is 20,000, then the Corporation will be required to redeem 8,400 shares of Series B Preferred Stock (42% of the Base Number of Outstanding Shares) and (B) if the Corporation or an Affiliate subsequently receives an additional $10,000,000 from a Financing Transaction, then the Corporation will be required to redeem an additional 4,000 shares of Series B Preferred Stock (an additional 20% of the Base Number of Outstanding Shares). All such partial redemptions shall be made in cash and shall be effected pro rata among the holders of the Series B Preferred Stock based on the number of shares of Series B Preferred Stock held by such holders. "Financing Transaction" means debt, equity, stock purchase, asset purchase, license, tender offer, merger or other transaction involving the assets,
securities  or  shareholders  of  the   Corporation;   provided  that  any  such
transaction in which (i) the aggregate proceeds paid to the Corporation, its shareholders or their respective Affiliates is less than $3,000,000 and (ii) the purchaser, acquirer, lender, licensee or other contracting party is not an Affiliate of any other person or entity who has, at any time, engaged in a Financing Transaction of any dollar amount or value with the Corporation, its shareholders or their respective Affiliates shall not be considered a Financing Transaction for purposes hereof.

         2. By deleting Section B(e)(2) of Article III and replacing such section with the following text:

                  (2) [Intentionally Omitted].



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         3. By  deleting  Section  B(e)(3) of  Article  III and  replacing  such section with the following text:

                  (3) [Intentionally Omitted].


         4. By deleting Section B(e)(4) of Article III and replacing such section with the following text:

                  (4) [Intentionally Omitted].

         IN WITNESS WHEREOF, this Second Amendment to the Second Restated Articles of Incorporation of GROEN BROTHERS AVIATION, INC. is hereby executed this 18th day of November, 2003.


                                         GROEN BROTHERS AVIATION, INC.



                                         By: /s/ David Groen
                                         ------------------------
                                         Name:  David Groen
                                         Title:  President & CEO





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